Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Reports Second Quarter 2016 Financial Results and Provides Corporate Update

Total GAAP quarterly product and service revenues increased approximately 50% to $127 million

Makena® (hydroxyprogesterone caproate injection) and Feraheme® (ferumoxytol) achieve record sales

Significant progress on next generation Makena and Feraheme development programs

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (August 9, 2016) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the second quarter ended June 30, 2016. Total product and service revenues for the second quarter of 2016 increased approximately 50% to $127.4 million. This increase was driven by record sales of Makena and Feraheme and the addition of Cord Blood Registry® (CBR) to the company’s product portfolio in August of 2015. The company reported second quarter 2016 operating income of $18.1 million and a net loss of $0.6 million. Non-GAAP adjusted EBITDA for the second quarter of 2016 increased 24% to $64.6 million(1) versus the same period in 2015. After deducting cash interest expense from adjusted EBITDA, the company generated second quarter 2016 non-GAAP net income of $50.3 million.(1)

“Strong execution, including the recent successful launch of the single-dose, preservative-free formulation of Makena and expanded use of our Makena @Home service, drove 21% sales growth in the second quarter over the first quarter of 2016,” stated William Heiden, AMAG’s chief executive officer. “In addition to solid commercial performance during the quarter, we made further progress on both our Feraheme and Makena next-generation development programs.”

Makena Next Generation Development Update

AMAG has completed pilot pharmacokinetic (PK) studies and is preparing for the initiation of a definitive PK study later this year for the Makena subcutaneous auto-injector device. The company recently met with the U.S. Food and Drug Administration (FDA) to review its planned supplemental new drug application (sNDA) filing for this new Makena product. Based on those discussions, the company has accelerated its plan to conduct a comparative pain study concurrently with the definitive PK study so that it can include the pain data in the sNDA submission. Successfully demonstrating a reduction in pain will allow the company to apply for seven years of orphan drug exclusivity on the drug-device combination. Orphan drug exclusivity is based on the FDA’s assessment of clinical superiority as measured by a significant improvement in safety or efficacy over the existing standard of care. This exclusivity, along with the already issued patents on the auto-injector device and a filed patent application on the route of administration, would provide multiple layers of protection. The inclusion of clinical pain data in the sNDA will likely result in a 10 month regulatory review timeline. The company’s timeline to file the sNDA in the second quarter of 2017 remains unchanged, with an anticipated FDA approval in the first quarter of 2018.

(1)  See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

“We believe that submitting the pain data with the sNDA filing is the best strategy to extend and protect the Makena franchise and secure our leadership position in this market for many years to come,” said Mr. Heiden.

Second Quarter 2016 and Recent Business Highlights

•                  Delivered record net product and service revenues of $127.4 million in the second quarter of 2016, compared with $84.7 million in the same period last year. This increase of approximately 50% was driven by record sales of both Makena and Feraheme and the addition of CBR.

•                  Achieved record Makena sales of $78.4 million in the second quarter of 2016, compared with $63.6 million in the same period last year. This 23% growth in sales was driven exclusively by an increase in volume. This growth resulted in Makena market share of 37%, four percentage points over the first quarter of 2016.

•                  Generated a record $24.3 million of Feraheme sales in the second quarter of 2016, or 18% growth over the same period last year, the majority of which was driven by volume.

•                  Increased non-GAAP CBR revenue by 5%(1) over the first quarter of 2016 due to improved net revenue per new customer. In addition, new customer volume has stabilized on a sequential quarter basis.

•                  Received approval from the FDA in July 2016 of an additional source of supply for the single-dose, preservative-free formulation of Makena.

•                  Completed pilot PK studies for the Makena subcutaneous auto-injector and plans to conduct a pain study designed to establish clinical superiority over the current intramuscular injection concurrently with the definitive PK study.

•                  Exceeded forecasted patient enrollment to date in the company’s head-to-head, Phase 3 clinical trial evaluating Feraheme in adults with iron deficiency anemia (IDA). This study, which is now approximately 25% enrolled, is intended to support an sNDA filing to broaden the use of Feraheme beyond the current chronic kidney disease (CKD) indication to include all adult IDA patients who have failed or cannot tolerate oral iron treatment. The company anticipates filing an sNDA to broaden the Feraheme label in 2017.

•                  Generated an increase in cash, cash equivalents and investments of $80.1 million in the first half of 2016 to $546.5 million, net of $20.0 million utilized to repurchase the company’s common stock and $8.8 million to repay debt.

Second Quarter Ended June 30, 2016 (unaudited)

Financial Results (GAAP Basis)

Total revenues for the second quarter of 2016 were $127.4 million, compared with $123.9 million in the second quarter of 2015. Included in last year’s second quarter results was $39.2 million of collaboration revenue primarily related to the one-time acceleration of previously deferred revenue from the termination of the company’s ex-US ferumoxytol marketing partnership agreement. Net product and service revenues totaled $127.4 million in the second quarter of 2016, compared with $84.7 million in the same period last year. This increase is related to record sales of both Makena and Feraheme and the addition of CBR, which AMAG purchased in August 2015. Net product sales of Makena increased to $78.4 million in the second quarter of 2016, compared with $63.6 million in the same period last year. This growth in Makena sales was driven by a 24% increase in volume, primarily as a result of the successful launch of the single-dose, preservative-free formulation and increased enrollments in the company’s Makena @Home program. Sales of Feraheme and MuGard® totaled $24.6 million in the second quarter of 2016, compared with $21.1 million in the second quarter of 2015. Service revenue from CBR, on a GAAP basis, totaled $24.4 million in the second quarter of 2016.

Total costs and expenses, including costs of product sales and services, totaled $109.3 million for the second quarter of 2016, compared with $62.8 million for the same period in 2015. The increase in operating expenses in 2016 was related to: 1) the cost of services and operating expenses associated with CBR, which the company acquired in the third quarter of 2015, 2) a $15.7 million impairment charge of the MuGard intangible asset partially offset by a $5.6 million reduction in the contingent consideration liability, both due to the lack of broad reimbursement and insurance coverage for the product, 3) higher non-cash amortization of intangible assets from the company’s acquisitions, and 4) higher research and development (R&D) costs that included initiation of the company’s Phase 3 clinical trial to broaden the use of Feraheme to include all adult IDA patients and costs to support the company’s Makena subcutaneous auto-injector development program.

Second quarter 2016 operating income totaled $18.1 million, compared with $61.1 million in the second quarter of  last year. The company reported a net loss of $0.6 million, or ($0.02) per basic share and diluted share, for the second quarter of 2016, compared with net income of $33.3 million, or $1.09 per basic share and $0.82 per diluted share, for the same period in 2015. Both operating income and net income in the second quarter of 2015 benefitted from $39.2 million of collaboration revenue from a former ex-US licensing partner, which includes $5.6 million of cash received.

Balance Sheet Highlights

The company’s cash, cash equivalents and investments increased by $80.1 million in the first half of 2016 to approximately $546.5 million, net of $20.0 million utilized to repurchase the company’s common stock and $8.8 million to repay debt. Total debt (principal amount outstanding), including $200 million of convertible debt, was approximately $1.04 billion as of June 30, 2016.

“We are pleased with our financial performance during the first half of 2016,”stated Ted Myles, chief financial officer of AMAG. “With increasing revenue and a disciplined approach to expense management, our business successfully generated significant EBITDA and cash flows. This further strengthens our balance sheet giving us additional capacity to pursue our portfolio expansion strategy.”

Financial Results (Non-GAAP Basis)(1),(2)

Non-GAAP revenues totaled $132.5 million in the second quarter of 2016, up from $90.3 million in the second quarter of 2015. Non-GAAP CBR revenue totaled $29.4 million in the second quarter of 2016. The difference between GAAP and non-GAAP revenue for CBR represents purchase accounting adjustments related to deferred revenue. Non-GAAP revenue in 2015 excluded certain non-cash revenue related to the termination of the company’s ex-US ferumoxytol marketing agreement with its former partner.

(2)  See share count reconciliation at the conclusion of this press release.

Total costs and expenses, including costs of product sales and services, on a non-GAAP basis totaled $67.8 million in the second quarter of 2016, compared with total costs and expenses of $38.3 million in the same period in 2015. Non-GAAP adjusted EBITDA for the second quarter of 2016 was $64.6 million, compared with $52.1 million for the same period in 2015. Included in second quarter 2015 adjusted EBITDA was the $5.6 million cash portion of collaboration revenue recognized in connection with the termination of the company’s ex-US ferumoxytol marketing partnership agreement.

After deducting cash interest expense from adjusted EBITDA, the company generated second quarter 2016 non-GAAP net income of $50.3 million, or $1.47 per non-GAAP basic share and $1.45 per non-GAAP diluted share. In the second quarter of 2015, non-GAAP net income totaled $44.8 million, or $1.46 per non-GAAP basic share and $1.12 per non-GAAP diluted share.

2016 Financial Guidance(3)

$ in millions	2016 GAAP Guidance	2016 Non-GAAP Guidance
Makena sales	$310 - $340	$310 - $340
Feraheme and MuGard sales	$95 - $105	$95 - $105
CBR revenue	$98 - $108	$115 - $125
Total revenue	$503 - $553	$520 - $570

Net income	$0 - $30	$195 - $225
Operating income	$93 - $123	N/A
Adjusted EBITDA	N/A	$255 - $285

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial and operating results and recent developments. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access. A telephone replay will be available from approximately 11:00 a.m. ET on August 9, 2016 through midnight on August 18, 2016. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the live call and the replay is 45782895.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com. The webcast replay will be available from approximately 11:00 a.m. ET on August 9, 2016 through midnight on September 9, 2016.

Use of Non-GAAP Financial Measures

AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), non-GAAP net income, non-GAAP basic and diluted net income per share, and non-GAAP weighted average basic and diluted shares outstanding. These non-GAAP financial measures exclude certain amounts, revenue, expenses, income or dilutive shares from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Due to the adjustments made to GAAP net

(3)  See reconciliation of 2016 financial guidance of non-GAAP adjusted EBITDA and non-GAAP net income at the conclusion of this press release. Non-GAAP CBR revenue and non-GAAP total revenue reflect the addition of $17 million related to purchase accounting adjustments for deferred revenue in connection with the CBR acquisition.

income (loss) and GAAP net income (loss) per share to calculate non-GAAP adjusted net income and non-GAAP net income per share, the non-GAAP measures are higher than GAAP net income (loss) and GAAP net income (loss) per share.

Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance and prospects for future performance and allows investors to better compare performance over different periods. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions, including in compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP, and AMAG encourages investors to review its consolidated financial statements and publicly filed reports in their entirety. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Further, non-GAAP net income and non-GAAP net income per share should not be considered measures of our liquidity. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG

AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our products support the health of patients in the areas of maternal health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)

Makena® is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)

Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)

CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing more than 600,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectations for AMAG’s next generation development programs for Makena, including the FDA review period for the auto-injector, the anticipated timing to file a sNDA, the likelihood and timing of an anticipated approval for the subcutaneous auto-injector, AMAG’s intention to conduct a comparative pain study, AMAG’s ability to successfully demonstrate clinical superiority over the intramuscular injection by demonstrating a reduction in pain and to obtain orphan drug exclusivity for the drug-device combination and AMAG’s belief that submission of the pain data in the sNDA is the best strategy to protect the Makena franchise; expectations for AMAG’s Phase 3 clinical trial for the broader indication for Feraheme, including the expected timing of an sNDA submission; AMAG’s 2016 financial guidance, including GAAP and non-GAAP revenues, GAAP operating income, non-GAAP adjusted EBITDA and GAAP and non-GAAP net income; AMAG’s belief that the generation of significant EBITDA and cash flows in the first half of 2016 provides it with additional capacity to pursue its portfolio expansion strategy; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd.  Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc.

— Tables Follow —

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Makena	$78,406	$63,574	$143,438	$119,103
Feraheme/MuGard	24,577	21,078	49,109	42,964
Cord Blood Registry	24,379	—	43,898	—
License fee, collaboration and other revenues	57	39,232	273	51,322
Total revenues	127,419	123,884	236,718	213,389
Operating costs and expenses:
Cost of product sales	21,937	19,679	40,236	40,705
Cost of services	5,195	—	10,721	—
Research and development expenses	14,234	8,184	28,463	15,172
Selling, general and administrative expenses	51,924	31,801	115,098	63,913
Impairment charges of intangible assets	15,963	—	15,963	—
Acquisition-related costs	—	2,653	—	2,653
Restructuring expenses	89	443	712	1,014
Total costs and expenses	109,342	62,760	211,193	123,457
Operating income	18,077	61,124	25,525	89,932

Other income (expense):
Interest expense	(18,250)	(10,205)	(36,693)	(20,572)
Interest and dividend income	773	372	1,481	443
Other income (expense)	—	2	220	2
Total other income (expense)	(17,477)	(9,831)	(34,992)	(20,127)
Income (loss) before income taxes	600	51,293	(9,467)	69,805
Income tax expense (benefit)	1,196	18,035	(1,344)	23,643
Net income (loss)	$(596)	$33,258	$(8,123)	$46,162

Net income (loss) per share
Basic	$(0.02)	$1.09	$(0.24)	$1.60
Diluted	$(0.02)	$0.82	$(0.24)	$1.23

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,223	30,636	34,481	28,934
Diluted	34,223	43,181	34,481	40,791

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$251,110	$228,705
Investments	295,359	237,626
Accounts receivable, net	66,086	85,678
Inventories	39,564	40,645
Receivable from collaboration	—	428
Prepaid and other current assets	13,437	13,592
Total current assets	665,556	606,674
Property, plant and equipment, net	27,173	28,725
Goodwill	639,484	639,188
Intangible assets, net	1,144,858	1,196,771
Restricted cash	2,593	2,593
Other long-term assets	1,146	2,259
Total assets	$2,480,810	$2,476,210

Liabilities and stockholders’ equity:
Accounts payable	$8,653	$4,906
Accrued expenses	107,599	106,363
Current portion of long-term debt	49,610	17,500
Current portion of acquisition-related contingent consideration	98,703	96,967
Deferred revenues	32,499	20,185
Total current liabilities	297,064	245,921
Long-term liabilities:
Long-term debt, net	764,543	803,669
Convertible 2.5% notes, net	174,953	170,749
Acquisition-related contingent consideration	125,106	125,592
Deferred tax liabilities	188,852	189,145
Deferred revenues	9,983	5,093
Other long-term liabilities	4,142	3,777
Total liabilities	1,564,643	1,543,946
Total stockholders’ equity	916,167	932,264
Total liabilities and stockholders’ equity	$2,480,810	$2,476,210

AMAG Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Adjustments to Net Income

(unaudited, amounts in thousands)

	Three Months Ended				Six Months Ended
	June 30, 2016		June 30, 2015		June 30, 2016		June 30, 2015
GAAP revenues	$127,419		$123,884		$236,718		$213,389
Service revenues	5,053	(4)	—		13,614	(4)	—
License fee, collaboration and other revenues	—		(33,563	)(5)	—		(39,965	)(5)
Non-GAAP revenues	132,472		90,321		250,332		173,424

GAAP CBR revenues	24,379		—		43,898		—
Service revenues	5,053	(4)	—		13,614	(4)	—
Non-GAAP CBR revenues	29,432		—		57,512		—

GAAP costs of product sales and services	27,132		19,679		50,957		40,705
Cost of product sales	(17,627	)(6)	(16,521	)(6)	(32,236	)(6)	(34,261	)(6)
Cost of services	(353	)(7)	—		(713	)(7)	—
Non-GAAP costs of product sales and services	9,152		3,158		18,008		6,444

GAAP costs and expenses	109,342		62,760		211,193		123,457
Cost of product sales	(17,627	)(6)	(16,521	)(6)	(32,236	)(6)	(34,261	)(6)
Cost of services	(353	)(7)	—		(713	)(7)	—
Research and development	(1,867	)(8)	(1,197	)(8)	(2,641	)(8)	(1,691	)(8)
Selling, general and administrative	(5,605	)(9)	(3,679	)(9)	(20,725	)(9)	(9,865	)(9)
Impairment charges of intangible assets	(15,963	)(10)	—		(15,963	)(10)	—
Acquisition-related	—		(2,653	)(11)	—		(2,653	)(11)
Restructuring	(89	)(12)	(443	)(12)	(712	)(12)	(1,014	)(12)
Non-GAAP costs and expenses	67,838		38,267		138,203		73,973

GAAP other income (expense)	(17,477)		(9,831)		(34,992)		(20,127)
Non-cash interest expense	3,104	(13)	2,944	(13)	6,162	(13)	5,830	(13)
Income tax expense (benefit)	1,196	(14)	17,655	(14)	(1,344	)(14)	23,025	(14)
Non-GAAP other income (expense)	(13,177)		10,768		(30,174)		8,728

GAAP net income (loss)	(596)		33,258		(8,123)		46,162
Total adjustments	50,857		11,529		91,422		38,374
Non-GAAP net income (loss)	50,261		44,787		83,299		84,536

(4) Represents purchase accounting adjustments related to deferred revenue in connection with the CBR acquisition.

(5) Represents adjustments to exclude certain non-cash revenue associated with the 2014 termination of the company’s ex-US ferumoxytol marketing agreement.

(6) Adjustments to eliminate the following: (i) non-cash step-up of inventory from purchase accounting; (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

(7) Adjustments to eliminate depreciation expense.

(8) Adjustments to eliminate the following: (i) non-cash step-up of inventory used in research and development from purchase accounting; (ii) depreciation expense; and (iii) stock-based compensation expense.

(9) Adjustments to eliminate the following: (i) non-cash adjustments related to contingent consideration; (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

(10) Impairment expense of $15.7 million related to the MuGard Intangible Asset and $0.2 million related to the favorable lease intangible asset

(11) Adjustments to eliminate one-time costs related to Cord Blood Registry acquisition.

(12) Adjustments to eliminate non-recurring restructuring costs.

(13) Adjustments to eliminate non-cash interest expense.

(14) Adjustments to eliminate non-cash income tax expense (benefit).

AMAG Pharmaceuticals, Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income to Non-GAAP Adjusted EPS

(unaudited, amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
GAAP Net Income (Loss)	$(596)	$33,258	$(8,123)	$46,162
Adjustments:
Interest expense	17,477	9,831	34,993	20,127
Provision for income tax	1,196	18,035	(1,344)	23,643
Operating income	18,077	61,124	25,526	89,932
Purchase accounting adjustments related to CBR deferred revenue	5,053	—	13,614	—
Non-cash collaboration revenue	—	(33,563)	—	(39,965)
Depreciation and intangible asset amortization	21,587	13,549	40,431	25,164
Non-cash inventory step-up adjustments	2,344	3,643	3,144	9,826
Stock-based compensation	5,178	4,015	11,341	6,684
Adjustments to contingent consideration	(3,657)	(960)	1,399	1,639
Impairment charges of intangible assets	15,963	—	15,963	—
Acquisition-related costs	—	2,834	—	2,834
Restructuring costs	89	1,412	712	3,337
Non-GAAP adjusted EBITDA	64,634	52,054	112,130	99,451
Cash interest	(14,373)	(6,887)	(28,831)	(14,297)
Cash taxes	—	(380)	—	(618)
Non-GAAP Net Income	$50,261	$44,787	$83,299	$84,536

Basic:
GAAP net income (loss) per share - Basic	$(0.02)	$1.09	$(0.24)	$1.60
Shares used in GAAP per share computation	34,223	30,636	34,481	28,934

Non-GAAP net income per share - Basic	$1.47	$1.46	$2.42	$2.92
Shares used in non-GAAP per share computation	34,223	30,636	34,481	28,934

Diluted:
GAAP net income (loss) per share - Diluted	$(0.02)	$0.82	$(0.24)	$1.23
Shares used in GAAP per share computation	34,223	43,181	34,481	40,791

Non-GAAP net income per share - Diluted	$1.45	$1.12	$2.39	$2.27
Shares used in non-GAAP per share computation	34,607	40,002	34,839	37,182

AMAG Pharmaceuticals, Inc.

Reconciliation of 2016 Financial Guidance of Non-GAAP Adjusted EBITDA and Non-GAAP Net Income

(unaudited, amounts in millions)

2016
Financial
Guidance
GAAP Net Income	$0 - $30
Adjustments:
Interest expense	73
Provision for income tax	20
Operating income	$93 - $123
Purchase accounting adjustments related to CBR deferred revenue	17
Depreciation and intangible asset amortization	91
Non-cash inventory step-up adjustments	5
Stock-based compensation	26
Adjustments to contingent consideration	6
Impairment charges of intangible assets	16
Restructuring costs	1
Non-GAAP adjusted EBITDA	$255 - $285
Cash interest	(60)
Non-GAAP Net Income	$195 - $225

AMAG Pharmaceuticals, Inc.

Share Count Reconciliation

(unaudited, amounts in millions)

	Three Months Ended				Six Months Ended
	June 30, 2016		June 30, 2015		June 30, 2016		June 30, 2015
Weighted average basic shares outstanding	34.2		30.6		34.5		28.9
Employee equity incentive awards	—	(15)	1.8		—	(15)	1.6
Convertible notes	—	(15)	7.4		—	(15)	7.4
Warrants	—	(15)	3.4		—	(15)	2.9
GAAP diluted shares outstanding	34.2		43.2		34.5		40.8
Employee equity incentive awards	0.4	(16)	—		0.3	(16)	—
Effect of bond hedge and warrants	—		(3.2	)(17)	—		(3.6	)(17)
Non-GAAP diluted shares outstanding	34.6		40.0		34.8		37.2

(15) Employee equity incentive awards, Convertible notes and Warrants would be anti-dilutive in this period utilizing the “if-converted” method, which adjusts net income for the after-tax interest expense applicable to the convertible notes.

(16) Reflects the Non-GAAP dilutive impact of the employee equity incentive awards.

(17) Reflects the impact of the non-GAAP benefit of the bond hedge and warrants.

CONTACT:

AMAG Pharmaceuticals, Inc.

Linda Lennox

Vice President, Investor Relations

617-498-2846